EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Teknik Digital Arts Inc. Amendment No. 2 to the registration statement, on Form SB-2, of our report dated December 30, 2004, accompanying the consolidated financial statements of Teknik Digital Arts Inc. for the fiscal year ended September 30, 2004 and for the period from the date of inception, January 29, 2003 through September 30, 2003, which is part of the registration statement, and to the reference to us under the heading “Experts” in such registration statement.

/s/ Semple & Cooper, LLP
Certified Public Accountants
January 25, 2004